EXHIBIT 99.1

FOR IMMEDIATE RELEASE
IBERIABANK CORPORATION NAMES RICK E. MAPLES AND DR. ELI JONES TO
BOARD OF DIRECTORS

June 27, 2016
CONTACT: Beth Ardoin, SEVP, Director of Communications (bardoin@iberiabank.com) 337.278.6868
LAFAYETTE, La-- IBERIABANK Corporation (NASDAQ: IBKC), holding company of the 129-year-old IBERIABANK (www.iberiabank.com), is pleased to announce the addition of Rick E. Maples and Eli Jones to the IBERIABANK Corporation Board of Directors.
Maples retired after 31 years at Stifel, Nicolaus &Company, Incorporated (“Stifel”) and became a Senior Advisor to Stifel Financial Corp. in January 2016. Headquartered in St. Louis, Missouri, Stifel Financial Corp. is a diversified financial services holding company that conducts business through several subsidiaries. Its primary broker-dealer subsidiary is Stifel, which is a full service wealth management and investment banking firm. Maples joined Stifel in 1984 as part of its investment banking team, focusing initially on the real estate industry, and, in 1989, banking and financial services. In 1991, he became Stifel’s Head of Investment Banking. In 2005, with Stifel’s acquisition of Legg Mason Capital Markets, he became Co-Head of Investment Banking for the combined investment bank and maintained his role as Senior Managing Director, heading the Financial Institutions Group. He continued in that role until the end of 2015. In February 2013, Stifel acquired Keefe, Bruyette & Woods, Inc. (“KBW”), an investment banking firm specializing in investment banking services to the financial services industry, and merged its financial institutions group into KBW. At that time, Maples was named Executive Vice President and Co-Head of Global Investment Banking of KBW.
Jones is the Dean of Mays Business School at Texas A&M University and holder of the Peggy Pitman Mays Eminent Scholar Chair in Business. Prior to his current position, from 2012-2015, Jones was the Dean of the Sam M. Walton College of Business at the University of Arkansas and holder of the Sam M. Walton Leadership Chair in Business. Prior to joining the faculty at the University of Arkansas, he was Dean of the E. J. Ourso College of Business and Ourso Distinguished Professor of Business at Louisiana State University (LSU) from 2008 to 2012; professor of Marketing and associate dean at the C.T. Bauer College of Business at the University of Houston from 2007 to 2008; an associate professor of Marketing from 2002 to 2007; and an assistant professor from 1997 until 2002.
IBERIABANK Corporation Board of Directors Chairman Bill Fenstermaker commented, “We are very fortunate to add such highly-regarded gentlemen to our Board. With their unique experience and extraordinary depth, they will enhance and expand the insight of our Board as we lead our growing Company through dynamic economic conditions and continuous regulatory change.”
Fenstermaker continued, “Rick’s investment banking experience and relationships, as well as his extensive insight into market conditions, mergers and acquisitions, and other topics impacting the financial services industry, will provide significant value to our Company. We are also honored that Eli has chosen to join our Board. He has not only excelled as a leader in the academic arena, but brings publicly-traded board experience and first-hand knowledge of some of the markets in which we operate.”
Maples’ investment banking experience includes involvement in a large number of capital-raising and merger and acquisition transactions for bank holding companies as well as other types of financial institutions, ranging in value up to $2.5 billion. Mr. Maples is frequently quoted in the American Banker and other financial services publications with respect to the market for raising capital and mergers and acquisitions.
Maples received a Bachelor’s of Science in Business Administration with a concentration in Accounting from the University of Alabama. He is a Certified Public Accountant and a Chartered Financial Analyst.
Jones served as the executive director of the Program for Excellence in Selling and Founding Executive Director of the Sales Excellence Institute at the University of Houston from 1997 to 2007. Before becoming a professor, he worked in sales and sales management for three Fortune 100 companies: Quaker Oats, Nabisco, and Frito-Lay.
He served on the Advisory Board of Arvest Bank (2012-2015); Mary Bird Perkins Board of Directors (2010-2012); Beta Gamma Sigma Board of Governors (2014-2015); University of Arkansas Technology Development Foundation Board of Directors (2012-2015), and served on the Board of Directors and chaired the Compensation Committee for Administaff/Insperity (2004-2016). He is a director on the international board of the Association to Advance Collegiate Schools of Business (AACSB) and a director on the Academy of Marketing Science’s (AMS) Board of Governors. Recently, he was appointed to the boards of trustees of Invesco’s closed-end funds.
He received his Bachelor of Science degree in journalism in 1982, his MBA in 1986 and his Ph.D. in 1997, all from Texas A&M University.
Jones has recently been selected for recognition as one of Savoy Magazine's 2016 Most Influential Black Corporate Directors.